CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 31, 2000, on our audit of the consolidated financial statements of Infinity, Inc. and Subsidiaries as of March 31, 2000, and for the years ended March 31, 2000 and 1999, appearing in the Annual Report on Form 10-KSB.



/s/ Sartain Fischbein & Co.

Sartain Fischbein & Co.
Tulsa, Oklahoma
August 30, 2000